Exhibit 10.94

March 3, 2003

     RE: Separation Agreement and Release

Dear Rod:

As we have discussed, Aspect is offering this separation package in recognition of your many contributions. This letter sets forth the terms and conditions of your separation agreement and the parties mutual release of the other from any liability. Please know that acceptance or rejection of this agreement will in no way affect Aspect’s obligation to pay your accrued salary through the Resignation Date, including all unused accrued benefits, subject to the standard payroll deductions and withholdings.

1.	Responsibilities. Your last day of employment for Aspect will be March 7, 2003 (the “Resignation Date”). After the Resignation Date you agree to provide Aspect with services as an independent consultant until the earlier of February 20, 2004 or the date upon which you accept other full-time employment (the “Separation Date”). Until the Separation Date, you agree to transition your duties as President of Worldwide Market Development, Marketing and Alliances and remain reasonably available from time to time to advise and assist the senior executives of Aspect. You acknowledge that your services will be performed as an independent contractor, not as an employee, and that you will not be eligible or entitled to participate in any Aspect benefit or incentive program.

2.	Payments. In return for your services after the Resignation Date and your release of Aspect from any liability, Aspect will pay you an amount equal to a total of nine (9) months base salary, which is equal to two hundred and fifty-three thousand one hundred and twenty-five dollars ($253,125), and transfer title to the Aspect personal computer and cellular phone in your possession (the “Settlement”).

3.	Schedule of Settlement Payments. Aspect will pay the Settlement in the following manner: i) for the first six (6) months after the Resignation Date $12,980.77 bi-weekly less all applicable tax withholding; and ii) following the first six (6) months up to the Separation Date, $6490.39 bi-weekly less all applicable tax withholdings.

4.	Other Employment. In the event that you accept full-time employment with another employer, Aspect will pay you the outstanding remainder of the Settlement in a lump sum. However, if you accept employment with a competitor of Aspect, then it is agreed that Aspect will have no obligation to pay any further installment of the Settlement and no further obligation to pay any COBRA premium for your health benefits. It is understood that a competitor of Aspect will be considered exclusively these companies: Cisco, Genesys/Alcatel, Avaya, IEX, Blue Pumpkin, Siemens, Nortel, and Rockwell.

5.	Benefits. Aspect will agree to pay the cost of your COBRA health benefits through the Separation Date. After the Separation Date, you may continue coverage for the remainder of the COBRA period by paying the full premium cost plus a small administrative fee.

6.	Stock Options. Effective on the Resignation Date, you will receive the equivalent of one year of accelerated stock option vesting on all outstanding options. All unvested stock options will be cancelled upon the Resignation Date. For each fully vested stock option as of the Resignation Date, you will receive an extended period of time to exercise these stock options. Each fully vested stock option will remain exercisable until February 20, 2004.

7.	Outplacement. For outplacement services prior to the Separation Date, Aspect will agree to pay Lee Hecht Harrison for up to $7,500 in outplacement services.

8.	Expense Reimbursements. You agree that, within ten (10) days of the Resignation Date, you will submit your final expense reimbursement statement reflecting all business expenses for which you seek reimbursement. Aspect will reimburse you for those expenses authorized under Aspect’s reimbursement policies.

9.	Return of Company Property. By the Resignation Date, you agree to return to Aspect all documents and other Aspect property that you have had in your possession at any time, including, but not limited to, Aspect files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property including, but not limited to, credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of Aspect.

10.	Proprietary Information Obligations. You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement not to use or disclose any confidential or proprietary information of Aspect.

11.	Non-disparagement. Both you and Aspect agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents.

12.	Non-solicitation. You agree that for one (1) year following the Separation Date, you will not directly or indirectly solicit any employee, consultant, or independent contractor of Aspect to terminate his or her relationship with Aspect.

13.	Cooperation in Legal Proceedings. You will agree to provide reasonable cooperation in connection with any action or proceeding which relates to Aspect, including without limitation, any litigation or dispute arising out of actions or inactions of the company of which you have knowledge or information. You further agree to cooperate with the company in supplying data, information, and expertise within your special knowledge or competence and otherwise assist the company in the protection of the interests of the company and its affiliates. Aspect will reimburse you any expenses reasonably incurred in connection with such cooperation.

14.	Release of All Legal Claims. In consideration for the payments and promises described above, you will agree to completely release and forever discharge Aspect from all claims, rights, obligations, and causes of action of any and every kind, known or unknown, which you may now have, or ever had, in any way connected with the employment relationship with Aspect, which includes any actions during that relationship or the termination of that relationship. Your release includes but is not limited to: a) all “wrongful discharge” or “wrongful termination” claims; b) all claims relating to any contracts of employment, express or implied; c) all claims for breach of any covenant of good faith and fair dealing, express or implied; d) all claims for any tort of any nature; e) all claims for attorney’s fees and costs; and f) all claims under any federal, state, or municipal statute, ordinance, regulation or constitution, including specifically any claims under the California Fair Employment and Housing Act, the California Labor Code, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, and any other laws or regulations relating to employment or employment discrimination.

15.	Acceptance. You will have twenty-one (21) days from the date of this letter to consider whether to release possible claims in exchange for the payments and promises described above. This period is intended to provide you with time to consider the release, and to consult with a trusted advisor, accountant, or attorney before making your decision. Because your acceptance of the settlement and release of claims is an important act, you should consider it carefully. If you decide to accept the terms and conditions described in this letter, you will have seven days to change your mind and revoke your decision. You may do so by providing written notice to Aspect.

16.	Acknowledgment of California Civil Code § 1542: You acknowledge that you have read Section 1542 of the Civil Code of the State of California, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     You understand that you voluntarily waive the rights under Section 1542 and assume the risk of any claim that exists as of the date you accept this agreement, but of which you are unaware, and which if you knew, would materially affect your decision.

17.	Aspect’s Release. Aspect will agree to completely release and forever discharge you from all claims, rights, obligations, and causes of action of any and every kind, known or unknown, which it may now have, or ever had, in any way connected with your employment relationship with Aspect, and Aspect voluntarily waives the rights under Section 1542 of the California Civil Code.

18.	Entire Agreement. This terms set forth in this letter will constitute the entire understanding of the parties regarding your resignation and separation from Aspect. This agreement will be interpreted under California law, and the parties agree that any action to enforce the terms of this agreement will be submitted exclusively to the state or federal courts of Santa Clara County. You warrant that: a) you have read and understood all of the terms in this document; b) that you have had the opportunity to consult with legal counsel of your own choosing and to have the terms fully explained to you; and c) that you are not executing this agreement in reliance on any promises, representations or inducements other than those contained in this document.

     If you accept these terms, please sign below and return the original to me. I wish you good luck in your future endeavors.

Sincerely,

ASPECT COMMUNICATIONS CORPORATION

By:

John R. Viera Date
Sr. Vice President, Human Resources

I elect to receive the payments and benefits under the terms set forth above. I understand and agree that by this election that I am waiving any and all claims that I may have against Aspect.
AGREED:

Rod Butters